UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 25, 2011

Marina Biotech, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-13789	11-2658569
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3830 Monte Villa Parkway, Bothell, Washington	98021
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 425-908-3600

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 25, 2011, Marina Biotech, Inc. (the “Company”) received a letter from the Listing Qualifications Department of The NASDAQ Stock Market (“NASDAQ”) notifying the Company that it is not in compliance with the minimum $1.00 per share minimum bid price requirement for continued inclusion on The NASDAQ Global Market set forth in NASDAQ Marketplace Rule 5450(a)(1), as a result of the bid price of the Company’s common stock having closed below $1.00 for the last 30 consecutive business days prior to the date of the letter.

NASDAQ’s letter advises the Company that, in accordance with NASDAQ Marketplace Rule 5810(c)(3)(A), the Company will be provided 180 calendar days, or until September 21, 2011, to regain compliance. The letter further advises that such compliance can be achieved if, at any time before September 21, 2011, the bid price of the Company’s common stock closes at $1.00 or more per share for a minimum of 10 consecutive business days. There can be no guarantee that the Company will be able to regain compliance with the continued listing requirement of NASDAQ Marketplace Rule 5450(a)(1).

If the Company does not regain compliance by September 21, 2011, NASDAQ will provide written notification to the Company that its common stock may be delisted. At that time, the Company may appeal NASDAQ’s decision to a Listing Qualifications Panel. Alternatively, the Company may apply to transfer the listing of its common stock to The NASDAQ Capital Market if it satisfies the requirements for initial inclusion on The NASDAQ Capital Market, other than the minimum bid price requirement. If its application is approved, the Company will be afforded the remainder of the second 180 calendar day compliance period in order to regain compliance with the minimum bid price requirement while its common stock trades on The NASDAQ Capital Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marina Biotech, Inc.

March 31, 2011	By:	/s/ Peter S. Garcia
	Name:	Peter S. Garcia
	Title:	Chief Financial Officer